Obagi Medical Products Appoints Mark Taylor as Senior Vice President Corporate Development and Investor Relations

LONG BEACH, Calif.--Aug. 16, 2012-- Obagi Medical Products, Inc. (Nasdaq:OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced the appointment of Mark T. Taylor as Senior Vice President, Corporate Development and Investor Relations.

Mr. Taylor comes to Obagi with more than 20 years of experience working with specialty pharmaceutical companies in high-level capacities. Most recently, Mr. Taylor was at Roth Capital Partners, LLC where for over a six-year tenure he served health care clients in institutional sales, investment banking, and equity research. From May of 2003 to October of 2007, Mr. Taylor was Roth’s specialty pharmaceutical analyst where he published on as many as 25 companies, including Obagi. While in this role, Mr. Taylor was twice recognized by Forbes.com/Starmine and the Wall Street Journal as a top pharmaceutical analyst amongst his peers. In addition to his time on Wall Street, Mr. Taylor held executive operating positions at ICN Pharmaceuticals, Watson Pharmaceuticals, and MP Biomedicals. At ICN, Mr. Taylor was Executive Vice President North America and led a major expansion of the company’s dermatology business. At Watson, Mr. Taylor was Vice President Business Development and played a significant role in the acquisition and growth of the company’s Oclassen dermatology division.

Albert F. Hummel, President and Chief Executive Officer, commented, “We are extremely pleased to welcome Mark to our team. He brings valuable experience, insights, and a particular skill base that can readily assist us in our mission to build a much larger and more valuable company. In this new role, Mark will work with the team to build the base business internationally as well as to identify new sources of revenue from licensing, acquisition, and strategic partnerships. Additionally, because of his unique experience with institutional investors, Mark will assist me and Preston Romm in Investor Relations.”

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical's portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. Obagi's skin care products include: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatments and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Penetrating Therapeutics is a trademark, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, Obagi CLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Source: Obagi Medical Products, Inc.
Obagi Medical Products, Inc.
Preston Romm
CFO, EVP of Finance, Operations & Administration
562-628-1007